                                                                   EXHIBIT 10.01

                       PROFUTURES BULL & BEAR FUND, L.P.

                      FIRST AMENDMENT AND RESTATEMENT OF
                               ADVISORY CONTRACT

     This FIRST AMENDMENT AND RESTATEMENT OF ADVISORY CONTRACT (the "Agreement") is made as of the 31st day of August, 1998, by and between PROFUTURES BULL & BEAR FUND, L.P., a Delaware limited partnership (the "Fund"), and HAMPTON INVESTORS, INC., a New York corporation (the "Advisor").

                             W I T N E S S E T H:

     WHEREAS, the Fund is a limited partnership organized for the purpose of buying, selling, trading and generally dealing in commodity futures and options contracts and other commodity interests (including spot and forward contracts on currencies and options on currencies);

     WHEREAS, the Fund and the Advisor entered into an Advisory Contract, dated September 1, 1997 (the "First Agreement"), at which time the Fund was offering its Limited Partnership Interests (the "Interests") for sale to qualified investors pursuant to a Private Offering Memorandum and Disclosure Document, dated September 1, 1997;

     WHEREAS, the Fund expects to offer the Interests to the public pursuant to a Prospectus filed with the Securities and Exchange Commission as part of the Fund's Registration Statement on Form S-1 (the "Prospectus"); and

     WHEREAS, the Fund and the Advisor wish to enter into this Agreement in order to set forth the terms and conditions upon which the Advisor will continue to render and implement trading advisory services for the Fund.

     NOW, THEREFORE, the parties agree as follows:

     1. DUTIES OF THE ADVISOR. The Advisor shall continue to have the sole authority and responsibility for directing, independently of any other trading advisors retained by the Fund, the investment and reinvestment of the Net Assets (as defined in Exhibit A) for the purpose of trading commodity interests. For these purposes, the Advisor's trading account is one or more separate accounts established for the Fund with a futures commission merchant, dealer, broker and/or bank selected by mutual agreement of the Fund and Advisor (the "Futures Broker") holding the assets allocated to the Advisor for the Advisor's management; provided, however, that the Advisor shall have the right to execute orders through such brokers as it shall select with instructions to "give-up" the trades to the Futures Broker. The Advisor and the Fund shall mutually agree upon any give-up fees to be paid to other brokers and all such fees shall be paid by the Fund.

     The Fund and Advisor hereby acknowledge that the Fund's account is being traded pursuant to Advisor's Leverage 3 trading program as described in its July 17, 1998 disclosure document, as amended (the "Disclosure Document"). Prior to the date of this Agreement, the Advisor has delivered the Advisor's Disclosure Document conforming in all material respects to the rules adopted under the Commodity

Exchange Act, as amended (the "CEA"). Receipt of such Disclosure Document is hereby acknowledged.

     All purchases and sales of commodity interests shall be for the account and at the risk of the Fund. All commissions and expenses arising from the trading of, or other transactions in the course of the administration of, the Fund's account shall be charged to the Fund. The Fund has delivered to the Advisor a Trading Authorization appointing the Advisor the Fund's agent and attorney-in-fact with respect to the Fund's assets maintained in the Advisor's trading account. However, it is expressly agreed that in the event the Fund shall, in its sole discretion, using its prudent business judgment, determine that any trading instructions issued by the Advisor violate the Fund's trading policies, then the Fund may negate the Advisor's trading instructions.

     The Advisor shall not be responsible for the execution or clearance of the Fund's trades once complete orders have been transmitted to the Fund's Futures Broker(s), nor shall the Advisor be liable to the Fund for any errors or omissions by any Futures Broker. The Advisor shall, however, use the Advisor's best efforts to notify the Fund and the Futures Broker of any order or trade which the Advisor reasonably believes was not executed in accordance with the Advisor's instructions to such Futures Broker.

     2. ALLOCATION AND REALLOCATION OF ASSETS; DESIGNATION OF ADDITIONAL TRADING ADVISORS. The Fund's account with the Advisor has been actually funded with cash and/or other margin-qualified assets, which assets shall continue to be traded by the Advisor at the trading level designated by the Fund. The Fund shall provide to the Advisor, if requested, monthly account statements and/or such other information the Fund deems sufficient to confirm the funded status of the account so long as margin-qualified assets are not actually deposited with the Futures Broker.

     Subject to the first paragraph in Section 1 hereof, the Fund may in the near future, at any time and from time to time: (a) allocate to the Advisor for management an additional portion of the Fund's Net Assets and/or a portion of any additional capital contributions made to the Fund, and/or increase or decrease the Net Assets; (b) reallocate the Fund's Net Assets, including a portion of assets allocated to the Advisor, among other trading advisors for the Fund; and/or (iii) designate additional advisor(s) for the Fund, in which case the Fund may allocate to such additional advisor(s) the management of such portion of the Fund's Net Assets managed by the Advisor, as the Fund shall determine. The term "Net Assets", for purposes of this Agreement, is defined in the attached Exhibit A, incorporated herein by reference.

     3.   COMPENSATION.

          (a) In consideration of and in compensation for all of the services to be rendered by the Advisor to the Fund under this Agreement, the Fund shall pay the Advisor an incentive fee equal to twenty percent (20%) of quarterly New Trading Profits generated by Advisor in the trading of commodity interests for the Fund. The Fund will not pay the Advisor a management fee. The term "New Trading Profits" for purposes of the calculating of the incentive fee is defined in Exhibit A.

          (b) For any period of less than a full quarter (including the quarters in which this Agreement commences and terminates), the fees shall be payable as if the portion of the fiscal quarter

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constituted a full quarter. Each fee shall be accrued monthly. Such fees due the
Advisor are payable within fifteen (15) days after the end of each quarter. The Fund expressly agrees that any fees due the Advisor pursuant to this Section 3 shall survive the termination of this Agreement.

     4. RIGHT TO ADVISE OTHERS; SPECULATIVE POSITION LIMITS; RIGHT TO PROPORTIONATE PERCENTAGE.

     (a) The Advisor's present business is advising with respect to the trading of commodity interests. The services provided by the Advisor are not to be deemed exclusive. Subject to Subsection 4(c) below, the Advisor may render advisory, consulting and management services to other clients for which the Advisor may charge fees different from those charged to the Fund. The Advisor shall be free to advise others and manage other accounts during the term of this Agreement and to use in the trading of commodity interests the same or different information, computer programs and trading strategy which the Advisor obtains, produces or utilizes in the performance of services for the Fund. In that connection, however, the Advisor represents and warrants that the rendering of such consulting, advisory and management services to other interest trading accounts and entities will not materially impair the discharge of the Advisor's responsibilities under this Agreement. The Advisor shall not knowingly or deliberately favor any other account over the Fund's account.

     (b) The Advisor will immediately notify the Fund if the Fund's positions are included in an aggregate amount which exceeds the Advisor's applicable speculative position limits. The Advisor represents that, if the Advisor's trading recommendations are altered because of the application of the speculative position limits, the Advisor will not modify the trading instructions to the Fund in such manner as to affect the Fund disproportionately compared with the Advisor's other accounts.

     (c) As of the date hereof, the assets of the Fund and those of the other commodity pools for which ProFutures, Inc. ("ProFutures") is the General Partner (the "ProFutures Assets") comprise approximately fifty percent (50%) of the assets (the "Proportionate Percentage") under management in the Advisor's Leverage 3 trading program (or any substantially similar program) (the "Program Assets"). During the term of this Agreement, the Advisor shall at all times reserve the Proportionate Percentage of Program Assets for ProFutures Assets -- i.e., such ProFutures entities shall have the right at any time to maintain the Proportionate Percentage relative to non-ProFutures Assets in the Leverage 3 trading program. The Advisor shall provide ProFutures with reasonable advance notice (by telephone or telefacsimile) of any increase to the Program Assets of $5 million or more from non-ProFutures sources so that ProFutures can allocate additional assets to the program and avoid a later conflict with such non-ProFutures Assets.

     5.   THE FUND'S RECORDS.

     (a) The Fund will instruct the Fund's Futures Broker to furnish to the Advisor and the Fund copies of all trade confirmations and monthly trading reports relating to the trading directed by the Advisor. The Advisor will maintain a record of all trading orders the Advisor places for the Fund's account, whether by internal records and/or those of the Futures Broker, and shall keep these records for the term of the Agreement plus five (5) years, and will monitor the Fund's open positions which the Advisor initiates.

     (b) Subject to the property rights of the Advisor described in Section 9, and at the reasonable request of the Fund, the Advisor and any of the Advisor's employees and affiliates shall, at the Fund's expense, promptly (within two business days) make available to the Fund copies of the normal daily, monthly, quarterly and annual, as the case may be, written reports and any work papers reflecting the performance of all accounts in the program(s) traded by the Fund advised, managed, owned or controlled by the Advisor or the Advisor's employees and affiliates. At the reasonable request of the Fund, the Advisor shall promptly deliver to the Fund a written explanation of material differences (if any) in the performance between the Fund's account and such other accounts.

     Notwithstanding the foregoing, the Fund and its agents understand that (i) the Advisor may delete the names and other identifying information from such books, records and other information and (ii) such books, records and other information regarding the Advisor are confidential and are deemed to be "trade secrets" of the Advisor. Therefore, the parties agree not to disclose, furnish or distribute to any person any of such books, records or information obtained by any of them pursuant to this Section 5(b) without the express written consent of the Advisor.

     6.   TERM.

          (a) This Agreement shall continue in effect until August 31, 1999. Thereafter, this Agreement is renewable at the option of the Fund on the same terms.

          (b) Notwithstanding any provision to the contrary in this Agreement, this Agreement shall terminate:

     (i) immediately if the Fund shall terminate or liquidate or the Advisor's registration as a commodity trading advisor with the CFTC or membership with the NFA is terminated or suspended;

     (ii) at the discretion of the Fund if there has been a material breach by the Advisor of any provision of this Agreement;

     (iii) at the discretion of the Fund as of any month-end upon thirty (30) days' written notice to the Advisor;

     (iv) at the discretion of the Advisor if there has been any material breach by the Fund of the any provision of this Agreement;

     (v) at the discretion of the Advisor upon ninety (90) days' notice following the initial one-year term of this Agreement by the Fund; or

     (vi) at the discretion of the Advisor upon thirty (30) days' notice to the Fund as of any month-end if: (i) the Advisor notifies the General Partner of a proposed material change to the strategy to be used in trading the Fund's assets and the General Partner has instructed the Advisor not to implement such change; or (ii) the Advisor has determined to cease managing any customer accounts pursuant to the same strategy as such Advisor has been retained to employ on behalf of the Fund.

     7.   INDEMNITY.

     The Fund shall indemnify, defend and hold harmless the Advisor and its affiliates and their respective directors, officers, shareholders, employees and controlling persons from and against any and all losses, claims, damages, liabilities (joint and several), costs and expenses (including any investigatory, legal and other expenses incurred in connection with, and any amounts paid in, any settlement; provided that the Fund shall have approved such settlement) resulting from a demand, claim, lawsuit, action or proceeding relating to any of such person's actions or capacities relating to the business or activities of the Fund pursuant to this Agreement; provided that the conduct of such person which was the subject of the demand, claim, lawsuit, action or proceeding did not constitute negligence, misconduct or a breach of this Agreement or of any fiduciary obligation to the Fund and was done in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Fund. The termination of any demand, claim, lawsuit, action or proceeding by settlement shall not, in itself, create a presumption that the conduct in question was not undertaken in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Fund.

     The Advisor shall indemnify, defend and hold harmless the Fund, the General Partner, their respective affiliates and their respective directors, officers, shareholders, employees and controlling persons from and against any and all losses, claims, damages, liabilities (joint and several), costs and expenses (including any reasonable investigatory, legal and other expenses incurred in connection with, and any amounts paid in, any settlement; provided, that the Advisor shall have approved such settlement) resulting from a demand, claim, lawsuit, action or proceeding relating to any action or omission of the Advisor or any of its respective officers, directors or employees relating to the business or activities of such person under this Agreement or relating to the management of an account of the Fund, provided: the action or omission of such person which was the subject of the demand, claim, lawsuit, action or proceeding constituted negligence or misconduct or a breach of this Agreement or was an action or omission taken otherwise than in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Fund.

     The Advisor, its officers, directors, employees and shareholders shall not be liable under this Agreement to the Fund, its officers, directors or shareholders or to any of their successors or assigns except by reason of acts or omissions in contravention of the express terms of this Agreement, or due to their misconduct or negligence, or by reason of not having acted in good faith and in the reasonable belief that such actions or omissions were in, or not opposed to, the best interests of the Fund.

     The foregoing agreements of indemnity shall be in addition to, and shall in no respect limit or restrict, any other remedies which may be available to an indemnified party. This foregoing indemnity provision shall not increase the liability of any Limited Partner of the Fund beyond the amount of such Limited Partner's capital and profits (exclusive of distributions).

     In no case shall an indemnifying person be liable under this indemnity agreement with respect to any claim made against any indemnified party unless such indemnifying person shall be notified in writing of the nature of the claim within a reasonable time after the assertion thereof, but failure so to notify such indemnifying person shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. An indemnifying person shall be entitled to participate at its own expense in the defense or, if it so elects within a reasonable time after receipt of such notice, to assume the defense of any suit so brought, which defense shall be conducted by counsel chosen by it and satisfactory to the indemnified party defendant or defendants therein. In the event that an indemnifying person elects to assume the defense of any such suit and retain such counsel, the indemnified party defendant or defendants in the suit shall bear the fees and expenses of any additional counsel thereafter retained by it or them.

     The provisions set forth in this Section 7 shall survive any termination or expiration of this Agreement (with respect to matters which arose prior to such termination or expiration), as shall the obligation to settle accounts hereunder.

     No indemnification under this Section 7 shall be made in respect of any demand, claim, lawsuit, action or proceeding relating to activities of the person to be indemnified which have been adjudged, by a court having jurisdiction with respect to the matter upon entry of a final judgment, not to have been done in good faith and in the reasonable belief that such conduct was in, or not opposed to, the best interests of the Fund or to constitute negligence, misconduct or breach of this Agreement unless, and except to the extent that, such court determines that, despite such judgment, such person is fairly and reasonably entitled to indemnity.

     Any indemnification required by this Section 7, unless ordered or expressly permitted by a court, shall be made by the indemnifying party only upon a determination by independent legal counsel mutually agreeable to the parties hereto in a written opinion that the conduct which is the subject of the claim, demand, lawsuit, action or proceeding with respect to which indemnification is sought meets the applicable standard set forth in this Section 7.

     The exculpation provisions in the Selling Agreement among the Fund, ProFutures, ProFutures Financial Group, Inc. and the Advisor (the "Selling Agreement") shall not relieve the Advisor from any liability it may have or incur under this Agreement. Nor shall the Advisor be entitled to be indemnified by the General Partner, pursuant to the indemnification provisions contained in the Selling Agreement, against any loss, liability, damage, cost or expense it may incur under this Agreement.

     8.   REPRESENTATIONS AND WARRANTIES.

     (a)  The Advisor represents, warrants and agrees that:

          (i) the Advisor is a corporation in good standing under the laws of the state of its incorporation and is (and at all times through the date of termination of the Fund's offering and during the term of this Agreement will
be) in good standing and qualified to do business as a corporation in each jurisdiction in which the nature or conduct of its business requires such qualification and the failure to be so qualified would materially adversely affect its ability to act as a corporation and perform its obligations under this Agreement, and to act as described in the Prospectus;

          (ii) this Agreement is a valid and binding agreement enforceable in accordance with its terms and the performance of the Advisor's obligations under this Agreement will not result in any violation, breach or default under any term or provision of any undertaking, contract, agreement or order to which the Advisor is a party or by which the Advisor is bound;

          (iii) it is duly registered as a commodity trading advisor under the CEA and is a member in such capacity of the National Futures Association and it will maintain and renew such registration and membership during the term of this Agreement;

          (iv) all of the information relating to and furnished by the Advisor contained in the Disclosure Document, as amended and updated by the Advisor from time to time as required under

CFTC Rule 4.31, is true and accurate in all material respects, does not omit any material information and is in material compliance with the CEA, as amended, and regulations thereunder (if applicable);

          (v) if the Fund suspends trading following written instructions to that effect to the Advisor by the Fund, the Advisor will suspend all trading activity for the Fund and liquidate positions held by the Fund as soon as practicable under the circumstances;

          (vi) the Advisor's management of client accounts other than that of the Fund, which the Advisor has agreed to or may in the future agree to manage, which accounts the Advisor is permitted to manage under this Agreement (subject to limitations contained in Section 4 hereof), will be conducted in such a manner as to assure that the Fund's account will receive equitable treatment, it being understood that the Advisor may adjust the implementation of the Advisor's trading system in a good faith effort to accommodate additional accounts or accounts of different sizes and that, as a result of a neutral allocation system, testing new trading systems, trading proprietary accounts or other actions, the Advisor may from time to time take positions which are opposite or ahead of, the positions taken for the Fund;

          (vii) the Advisor expressly represents that neither the Advisor nor any of the Advisor's principals or affiliates will participate in the brokerage commissions paid by the Fund to any Futures Broker; and

          (viii) subject to Section 5(b) and Section 9 hereof and after 48 hours' prior written notice to the Advisor, the Advisor will permit the Fund during normal business hours and at the Fund's expense to inspect the records of the Advisor at the Advisor's office and the Advisor will provide the Fund with all pertinent information (including order entry procedures) on the overall performance of all of the Advisor's accounts for the purpose of determining whether the Fund has been treated equitably with other accounts of the Advisor during the term of this Agreement.

     All representations, warranties and agreements hereunder shall be continuing during the term of this Agreement, and shall survive the termination or expiration of this Agreement with respect to any matter arising while this Agreement is in effect. In addition, if, at any time, any event has occurred which would make, or tend to make, any of the foregoing representations, warranties and agreements not true, the Advisor will promptly provide notice of such event and the facts related thereto in the manner provided below.

     (b)  The Fund represents, warrants and agrees that:

          (i) the Fund is a limited partnership in good standing under the laws of the State of Delaware and is (and at all times through the date of termination of the offering and during the term of this Agreement will be) in good standing and qualified to do business as a foreign limited partnership in each jurisdiction in which the nature or conduct of its business requires such qualifications and the failure to be so qualified would materially adversely affect its ability to act as a limited partnership and perform its obligations under this Agreement, and to act as described in the Prospectus;

          (ii) this Agreement has been duly and validly authorized, executed and delivered on behalf of the Fund and is a valid and binding agreement enforceable in accordance with its terms (except as may be limited by bankruptcy laws and general equity principles);

          (iii) the performance of the Fund's obligations under this Agreement and the consummation of the transactions set forth in the Prospectus are not contrary to the provisions of the Fund's Limited Partnership Agreement or any material statute, law or regulation of any jurisdiction and will not result in any violation, breach or default under any term or provision of any material undertaking, contract, agreement or order to which the Fund is a party or by which the Fund is bound;

          (iv) to the best of its knowledge, the Fund has obtained all required material governmental and regulatory licenses, registrations and approvals required by law as may be necessary to act as described in the Prospectus and to offer and sell Interests in the Fund; and

          (v) the Fund is not required to be registered as an investment company under the Investment Company Act of 1940, as amended, or any similar state law.

     The foregoing representations, warranties and agreements shall be continuing during the term of this Agreement and shall survive the termination or expiration of this Agreement with respect to any matter arising while this Agreement is in effect. In addition, if at any time any event has occurred which would make, or tend to make, the foregoing representations, warranties and agreements not true, the Fund will promptly provide notice of such event and the facts related thereto in the manner provided below.

     9. PROPERTY RIGHTS OF THE TRADING ADVISOR. The Fund acknowledges that commodity trading advice provided by the Advisor is a property right belonging to the Advisor. The Fund further agrees, unless authorized by the Advisor, that such advice will not be disseminated in whole or in part, directly or indirectly, to any of the shareholders, Futures Broker(s), Futures Broker(s)' customers, employees, agents, officers, directors or any others, except as necessary to conduct the business of the Fund or except as required by any applicable law or regulation. The Fund expressly authorizes the Advisor, because of their proprietary and confidential nature, to withhold the names and addresses of the Advisor's clients from any inspection provided the Fund pursuant to this Agreement.

     10. NO GUARANTEE OF PERFORMANCE. The Advisor makes no promises, representations, warranties or guarantees that any of the Advisor's services to be rendered to the Fund will result in a profit or will not result in a loss to the Fund.

     11. ORDER ENTRY. Subject to Section 1, the Advisor will utilize a fair and reasonable order entry system which shall be no less favorable to the Fund than that provided for any other client account advised by the Advisor.

     12. YEAR 2000 COMPLIANCE. The Advisor is taking immediate action to identify any of its computer systems that are Year 2000 vulnerable. If such systems are identified that negatively affect its services (e.g., trade details, fee information), the Advisor will take immediate action to update those systems, extensively test the systems internally and with other parties (if appropriate) to ensure that system interdependencies have been adequately addressed, and establish contingency plans and provide such plans in the event of a malfunction of any part of the systems. If the Advisor has a Year 2000 vulnerable system which is unable to be corrected by January 1, 2000, it will notify the General Partner in a timely manner.

     13. COMPLETE AGREEMENT. This Agreement constitutes the entire agreement between the parties and no other agreement, verbal or otherwise, shall be binding on the parties.

     14. ADVISOR NOTICE. The Advisor agrees to notify the Fund immediately upon discovery of any material omission or untrue or misleading statement in the Advisor's Disclosure Document or any amendment or supplement thereto regarding the Advisor. The representations, warranties, agreements and obligations to indemnify certain parties hereto contained herein shall attach to any such amendment or supplement.

     15. ASSIGNMENT AND AMENDMENT. This Agreement may not be assigned or amended without the written consent of all other parties hereto.

     16. SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.

     17. NOTICES. All notices required to be delivered under this Agreement shall be delivered personally, by air courier or by registered or certified mail, postage prepaid, return receipt requested, at such address(es) given from one party to the other from time to time.

     18. ATTORNEYS' FEES. In the event litigation is required to enforce any provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys' fees.

     19. SPECIAL DISCLOSURE. The CFTC requires the following special disclosure for all customer accounts which are not fully-funded:

                              SPECIAL DISCLOSURE
                        FOR NOTIONALLY-FUNDED ACCOUNTS

     YOU SHOULD REQUEST YOUR COMMODITY TRADING ADVISOR TO ADVISE YOU OF THE AMOUNT OF CASH OR OTHER ASSETS (ACTUAL FUNDS) WHICH SHOULD BE DEPOSITED TO THE ACCOUNT TO BE CONSIDERED "FULLY-FUNDED." THIS IS THE AMOUNT UPON WHICH THE ADVISOR WILL DETERMINE THE NUMBER OF CONTRACTS TRADED IN THE FUND'S ACCOUNT AND SHOULD BE AN AMOUNT SUFFICIENT TO MAKE IT UNLIKELY THAT ANY FURTHER CASH DEPOSITS WOULD BE REQUIRED FROM YOU OVER THE COURSE OF YOUR PARTICIPATION IN THE ADVISOR'S PROGRAM.

     THE ACCOUNT SIZE TO WHICH YOU HAVE AGREED IN WRITING (THE "NOMINAL" OR "NOTIONAL" ACCOUNT SIZE) IS NOT THE MAXIMUM POSSIBLE LOSS THAT YOUR ACCOUNT MAY EXPERIENCE. YOU SHOULD CONSULT THE ACCOUNT STATEMENTS IN ORDER TO DETERMINE THE ACTUAL ACTIVITY IN THE ACCOUNT, INCLUDING PROFITS, LOSSES AND CURRENT CASH EQUITY BALANCE. TO THE EXTENT THAT THE EQUITY IN THE ACCOUNT IS AT ANY TIME LESS THAN THE NOMINAL ACCOUNT SIZE, THE EFFECT ON THE FUND WILL BE THE FOLLOWING:

(a) ALTHOUGH YOUR GAINS AND LOSSES, FEES AND COMMISSIONS MEASURED IN DOLLARS WILL BE THE SAME, THEY WILL BE GREATER WHEN EXPRESSED AS A PERCENTAGE OF ACCOUNT EQUITY.

(b)  YOU MAY RECEIVE MORE FREQUENT AND LARGER MARGIN CALLS.

(c) THE DISCLOSURES WHICH ACCOMPANY THE PERFORMANCE TABLE ASSOCIATED WITH THE PROGRAM SELECTED BY THE FUND MAY BE USED TO CONVERT THE RATES OF RETURN ("ROR") IN THE PERFORMANCE TABLE TO THE CORRESPONDING RORs FOR PARTICULAR PARTIAL FUNDING LEVELS.

     20. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made in that state without reference to its conflicts of laws provisions.

     IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

PROFUTURES BULL & BEAR FUND, L.P.,
a Delaware limited partnership

By: ProFutures, Inc.,
     its General Partner

By: /s/ Gary D. Halbert
    ---------------------------
    Gary D. Halbert, President



HAMPTON INVESTORS, INC.

By: /s/ Charles Mizrahi
    ---------------------------
    Charles Mizrahi, President

                                                                       EXHIBIT A

                                  DEFINITIONS
                                  -----------


     Net Assets - The "Net Assets" of the Fund are its assets less its liabilities, determined by the General Partner in accordance with generally accepted accounting principles, with each position in a commodity interest accounted for at fair market value. Net Assets shall include any unrealized profits or losses on open positions, and any fees or expenses based on the Net Assets of the Partnership. Net Assets is defined more fully in the Prospectus.

     New Trading Profit - The net profits, if any, from the Fund's trading through the end of each calendar quarter after subtraction of brokerage commissions (including the difference, positive or negative, in accrued commissions on open positions between the end of such period and the end of the previous period). Any trading losses from prior periods must be recouped before New Trading Profit can again be generated. New Trading Profit does not include interest income. New Trading Profit is not reduced by operating and administrative expenses, management fees, upfront organizational charges or the cash manager's fee.